Exhibit 99.1

CENTRAL GARDEN & PET WILL NOT PURSUE HARBINGER GROUP PROPOSALS

Board Concludes That Proposals Do Not Reflect Company’s Future Growth Opportunities Or Value

WALNUT CREEK, Calif. — October 14, 2014 — Central Garden & Pet Company (NASDAQ: CENT) (NASDAQ: CENTA), a leading innovator, marketer and producer of quality branded products for the lawn and garden and pet supplies markets, said today that, after an extensive review, its Board of Directors unanimously concluded that it will not pursue two proposals received from Harbinger Group Inc. in June to acquire all of Central’s common stock at $10 per share in cash or, alternatively, to acquire the Company’s Pet segment for $750 million in cash. The Board was assisted in its review by Lazard as financial advisor and Cravath, Swaine & Moore LLP as legal advisor.

“While we appreciate Harbinger’s interest in Central, we believe the proposals do not reflect Central’s future growth opportunities or the value we expect to deliver to our shareholders in the coming years,” said John Ranelli, President and Chief Executive Officer of Central. “Our Board and management believe that Central is taking the right steps to improve our business and generate superior revenue and profitability growth. We are confident that these initiatives will secure our position as a leader in our marketplace and build value for our shareholders.”

About Central Garden & Pet

Central Garden & Pet Company is a leading innovator, marketer and producer of quality branded products for the lawn & garden and pet supplies markets. Committed to new product innovation, our products are sold to specialty independent and mass retailers. Participating categories in Lawn & Garden include: Grass seed and the brands PENNINGTON®, SMART SEED® and THE REBELS®; wild bird feed and the brand PENNINGTON®; weed and insect control and the brands AMDRO®, SEVIN®, IRONITE® and OVER-N-OUT®; and decorative outdoor patio products and the brands NORCAL POTTERY®, NEW ENGLAND POTTERY® and MATTHEWS FOUR SEASONS™. We also provide a host of other regional and application-specific garden brands and supplies. Participating categories in Pet include: Animal health and the brands ADAMS™ and ZODIAC®; aquatics and reptile and the brands OCEANIC SYSTEMS®, AQUEON® and ZILLA®; bird & small animal and the brands KAYTEE®, SUPER PET® and CRITTER TRAIL®; dog & cat and the brands TFH™, NYLABONE®, FOUR PAWS®, PINNACLE® and AVODERM®; and equine and the brands FARNAM®, VITA FLEX® and HORSE HEALTH™ PRODUCTS. We also provide a host of other application-specific pet brands and supplies. Central Garden & Pet Company is based in Walnut Creek, California, and has approximately 3,300 employees, primarily in North America. For additional information on Central Garden & Pet Company, including access to the Company’s SEC filings, please visit the Company’s website at www.central.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. All forward-looking statements are based upon the Company’s current expectations and various assumptions. There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements. These risks and others are described in Central’s Securities and Exchange Commission filings. Central undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise.

Central Garden & Pet Company

Steven Zenker, 925-948-3657

Vice President of Investor Relations & Communications

szenker@central.com

or

Sard Verbinnen & Co

Brian Shiver, 212-687-8080

bshiver@sardverb.com

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